Exhibit 4.17

Cooperation Framework Agreement

between

Vimicro International Corporation

and

Beijing Zhongxing Tianshi Investment Center (“Vimicro Management Foundation”)

December 27, 2010

Table of Contents

Article		Page

1	Scope of the Restructuring	1

2	Covenants	3

3	Representations and Warranties	4

4	Tax	5

5	Confidentiality	5

6	Miscellaneous	6

1

This Cooperation Framework Agreement (the “Agreement”) is entered into on December 27, 2010, by and between:

A	Vimicro International Corporation, a company with limited liability incorporated and existing under the laws of the Cayman Islands, whose registered office is at P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, as one party ( “Party A”); and

B	Beijing Zhongxing Tianshi Investment Center (“北京中星天使投资中心”), a/k/a Vimicro Management Foundation, a limited partnership enterprise incorporated and existing under the laws of the People’s Republic of China (“PRC”) (registered number: 110108011172006), whose registered office is at 1608A, Shining Tower, No. 35, Xueyuan Road, Haidian District, Beijing, 100191, PRC, as the other party (“Party B”) (together with Party A, the “Parties”).

Whereas

1	Party A is a limited liability company duly registered in the Cayman Islands;

2	Party B is a limited partnership enterprise duly registered in the PRC, whose limited partners are Mr. John Deng, Mr. Kevin Jin and Mr. Dave Yang;

3	In order to increase its profitability and enhance the shareholder value, Party A intends to conduct a restructuring to allocate resources and focus on the growth of core business, by way of divesting non-core business and recovering previous land payment to some land use rights (“Restructuring”), and retain Party B to provide the services with regard to the Restructuring, including consulting, financing, communicating with local government, identifying and negotiating with potential investors, among others. Party B is willing to take the engagement for the services and also to cooperate with Party A to conduct the said Restructuring;

4	Parties agree to use Zhongxing Tianshi Consulting Company (“北京中星天使咨询有限公司”), a newly established project company with limited liability under the laws of PRC, to implement the Restructuring hereunder, to assume all the rights and obligations of Party B under this Agreement and to sign on relevant agreements under the Restructuring such as Share Transfer Agreement and other necessary documents.

NOW, THEREFORE, in consideration of the promises contained herein, and intending to be legally bound, the parties agree as follows:

1	Scope of the Restructuring

1.1	Assets Transfer to Vimicro Wuxi

(a)	Party A will cause Vimicro Corporation (“Vimicro Beijing 1”), a wholly owned subsidiary of Party A to transfer certain of its assets relating to the AIC, MP4, Advanced Multimedia (“AM”) and blue tooth businesses (“Non-Core IC Business”), which shall include but not be limited to the equipments, machines, human resources, contracts, intellectual property, inventories, account receivable and payable relating to the Non-Core IC Business, to Wuxi Vimicro Corporation (“Vimicro Wuxi”).

(b)	Vimicro Beijing 1 will retain the equipments that are not necessary for the operation of Non-Core IC Business and retain all cash and cash deposits of Vimicro Wuxi as of the Closing Date (upon the completion of assets transfer and share transfer) excluding the research and development funds granted by the government for the sole purpose of conducting research and development project of Vimicro Wuxi by means of decreasing the registered capital of Vimicro Wuxi or other means which are acceptable to both Parties and are in compliance with the PRC laws. In the event that Parties choose to decrease the registered capital, and the decrease of registered capital can not be completed before the Closing Date, Party B shall be responsible to complete the decrease procedure and pay such cash amount to Vimicro Beijing 1 within six months after the Closing Date.

(c)	The base price of the fixed assets and inventory shall be the price quoted by Party A for the time being based on the book value.

1.2	Share Transfer of Vimicro Wuxi

(a)	After the transfer of Non-Core IC Business, Vimicro Beijing 1 will transfer 95% stake held by it in Vimicro Wuxi to Party B prior to December 31, 2010, so that Vimicro Beijing 1 and Party B will respectively hold 5% and 95% stake in Vimicro Wuxi.

(b)	Party A will appoint an independent appraiser to value the Non-Core IC Business to be cut down. The consideration amount of share transfer under this Article will be subject to and based on the valuation result according to the appraisal conducted by such qualified third party appraiser.

(c)	Party B agrees to pay the transferred shares of Vimicro Wuxi (which shall be calculated on the basis of the valuation price) to Vimicro Beijing 1 within six months upon the completion of the registration with the relevant administration for Industry and Commerce. The Parties further agree that for the purpose of ensuring the payment of the consideration for the share transfers, Party B will pledge to Vimicro Beijing 1 95% shares of Vimicro Wuxi upon the completion of the registration with the relevant administration for Industry and Commerce. The corresponding percentage of the pledged shares shall be released concurrently and immediately upon payment of each installment of the consideration for the share transfers by Party B.

(d)	The Parties agree that the registration with the relevant administration for Industry and Commerce with respect to the change of shareholder shall complete before December 31, 2010.

1.3	Assets Restructuring and Share Transfer of Vimicro Shanghai, Vimicro Shenzhen and Vimicro Jiangsu

(a)	Party A will cause Jiangsu Vimicro Electronics Corporation (“江苏中星微电子有限公司”, “Vimicro Jiangsu”), a wholly owned subsidiary of Vimicro Electronic Technology Corporation (“中星微电子技术有限公司”, “Vimicro Beijing 2”), Vimicro Technology Corporation (“深圳中星微高科技有限公司”, “Vimicro Shenzhen”) and Vimicro High-Tech Corporation (“上海中星微高科技有限公司”, “Vimicro Shanghai”) (collectively, “Land Subsidiaries”), to conduct assets restructuring so as to remain land use rights as the only assets to each of Land Subsidiaries.

(b)	Party A or Vimicro Beijing 2 (as the case may be) will sell all of their stakes in Land Subsidiaries to Party B, meanwhile, Party A or Vimicro Beijing 2 will retain all the available cash and cash deposits in the accounts of Land Subsidiaries as of the date when relevant share transfer agreement is executed by and between Party A or Vimicro Beijing 2 (“Signing Date”, as the case may be) and Party B by means of decreasing the registered capital from Land Subsidiaries or other means acceptable to both Parties and in compliance with the PRC laws. In the event that Parties choose to decrease the registered capital, and the decrease of registered capital can not be completed before the Signing Date, Party B shall be responsible to complete the decrease procedure and pay such cash amount to Party A or Vimicro Beijing 2 within six months after the Signing Date.

(c)	The consideration for the share transfers shall be equal to the amount that Party A or Vimicro Beijing 2 (as the case may be) originally paid out of contract price to obtain the relevant land use rights according to the relevant land use right grant contracts.

(d)	Party B shall pay 100% of the consideration for the share transfers to Party A or Vimicro Beijing 2 (as the case may be) within 18 months upon the completion of the registration with the relevant administration for Industry and Commerce. The Parties further agree that for the purpose of ensuring the payment of the consideration for the share transfers, Party B will pledge to Party A or Vimicro Beijing 2 (as the case may be) all shares of the Land Subsidiaries upon the completion of the registration with the relevant administration for Industry and Commerce. The corresponding percentage of the pledged shares shall be released concurrently and immediately upon payment of each installment of the consideration for the share transfers by Party B.

(e)	Since Vimicro Beijing 1 owes arrears respectively to Vimicro Shanghai and Vimicro Shenzhen, the Parties agree that such creditor’s right of Vimicro Shanghai and Vimicro Shenzhen shall be excluded from the consideration for the share transfers of Vimicro Shanghai and Vimicro Shenzhen, and the Parties further agree that Vimicro Beijing 1 shall pay off the arrears respectively to Vimicro Shanghai and Vimicro Shenzhen and Vimicro Shanghai and Vimicro Shenzhen shall further pay such amount to Party A by means of decreasing their registered capital or other means acceptable to both Parties and in compliance with the PRC laws. If the decrease of registered capital can not be completed before the Closing Date (upon the completion of the assets restructuring), Party B shall be responsible to complete the decrease procedure and pay such amount to Party A within four months after the Signing Date.

2	Covenants

2.1	Company names of subsidiaries

Party A hereby agrees that Vimicro Wuxi and Land Subsidiaries could continue using the “Vimicro” or “中星微” in their company names to facilitate the transition and negotiation with local governments.

2.2	Non-compete and non-solicit

Party B covenants that Vimicro Wuxi and Land Subsidiaries will not engage in any business that compete with Party A or its affiliates. Party B also agrees not to solicit any employees of Party A and its affiliates after the asset transfers and share transfers.

2.3	Senior management personnel

(a)	The Parties agree that Mr. Dave Yang will serve as CEO and the chairman of Board of Vimicro Wuxi after the asset transfer and share transfer and will cease to be senior management personnel of Party A or its affiliates.

(b)	Mr. Kevin Jin will serve as director of Vimicro Wuxi after the asset transfer and share transfer.

3	Representations and Warranties

3.1	Party A hereby represents and warrants as follows:

(a)	Party A is a limited liability company duly registered and validly existing under Cayman Islands laws.

(b)	Party A is properly authorized to perform this Agreement within its corporation powers and business scope, and has gained all necessary corporate and government consents and approvals, if any. The performance of this Agreement shall not be in violation of any applicable laws or contracts binding on Party A.

(c)	This Agreement will constitute a legal, valid and binding agreement of Party A, enforceable against it in accordance with the terms hereunder upon execution.

(d)	It has legal and complete ownership title to the assets or shares to be transferred, and its rights in relation to the assets or shares to be transferred are free and clear of all and any lease, lien, mortgage, pledge or encumbrance and any third party rights, licenses or claims.

3.2	Party B hereby represents and warrants as follows:

(a)	Party B is a limited partnership enterprise duly registered and validly existing under PRC laws.

(b)	Party B is properly authorized to perform this Agreement within its corporation powers and business scope, and has gained all necessary corporate and governmental consents and approvals, if any. The performance of this Agreement is not and shall not be in violation of any applicable laws or contracts binding on Party B.

(c)	Once this Agreement has been duly executed by both parties, it will constitute a legal, valid and binding agreement of Party B, enforceable against it in accordance with terms hereunder upon execution.

4	Tax and Expenses

Any applicable tax payable under applicable law arising as a result of or in consequence of this Agreement or its implementation shall be borne by Party A or Party B (as applicable) in accordance with the relevant law.

Party B will receive from Party A an amount up to $300,000 (three hundred thousand dollars) to cover the expenses incurred by rendering the services, including but not limited to travel expenses, accommodation expenses, labor costs, among others. Each $100,000 will be paid at the beginning of January 2011, April 2011 and July 2011, respectively.

5	Confidentiality

5.1	Party A and Party B agree to take various measures to maintain as confidential any confidential materials and information (“Confidential Information”) acquired by the Parties and shall not disclose, grant or transfer such Confidential Information to any third parties without prior written consent of the other Party. Once this Agreement is terminated, Party A and Party B shall return any documents, materials or software carrying such Confidential Information to the original owner of the Confidential Information or destroy the same by its own at the request of the other Party, delete any Confidential Information stored in any memory device and shall not continue to use such Confidential Information. Party A and Party B shall take all necessary measures to disclose such Confidential Information to Party A’s employees, agents or professional consultants who need to know such Confidential Information and procure such employees, agents or professional consultants to abide by the confidentiality responsibility under this Agreement.

5.2	Article 6.1 shall not apply to the information which:

(a)	has already become known to the public at the time of disclosure;

(b)	becomes available to the public after the disclosure not due to the fault of Party A or Party B;

(c)	is proved to be known to either Party before the disclosure from any parties other than Parties to this Agreement;

(d)	is required to be disclosed by law, pursuant to a court order, by any securities exchange or by any governmental or regulatory body, so is disclosed to its direct legal counsel or financial consultant for the purpose of ordinary business operations of either party.

5.3	Both Parties agree that this Article shall survive the modification, elimination or termination of this Agreement.

6	Miscellaneous

6.1	Party A or its affiliates will enter into specific agreement with Party B to execute the Restructuring hereunder and in the event that there is discrepancy between such agreement and this Agreement, this Agreement shall prevail.

6.2	The execution, validity, interpretation and performance of this Agreement shall all be subject to the laws of the PRC, as shall the resolution of any disputes arising in respect of this Agreement.

6.3	This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS THEREOF the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first set forth above.

(Below intentionally left blank)

(Signature Page to Cooperation Framework Agreement)

Party A: Vimicro International Corporation

(Signature)

Authorized Representative:

Party B: Beijing Zhongxing Tianshi Investment Center

(Stamp)

Authorized Representative: